CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Other Service Providers,” “Financial Statements and Experts” and “Financial Highlights” in the Prospectus/Information Statement included in this Registration Statement (Form N-14) of Touchstone Strategic Trust and to the incorporation by reference of our report dated August 23, 2019 on the financial statements and financial highlights of Touchstone International Growth Opportunities Fund and Touchstone International Small Cap Fund, each a series of Touchstone Strategic Trust, included in the Annual Report to Shareholders for the fiscal year ended June 30, 2019 in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio
July 17, 2020